Exhibit 4(f)
BRINKER INTERNATIONAL, INC.
DESCRIPTION OF SECURITIES
DESCRIPTION OF COMMON STOCK
General
The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Bylaws, both of which are exhibits to our Annual Reports on Form 10‑K and Quarterly Reports on Form 10‑Q.
The principal stock exchange on which our common stock is listed is the New York Stock Exchange under the symbol “EAT.” All outstanding shares of common stock are validly issued, fully paid and nonassessable. The Certificate of Incorporation authorizes us to issue up to 250,000,000 shares of common stock, par value $0.10 per share.
Voting Rights
    Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no provision for cumulative voting with regard to the election of directors.
Dividend and Liquidation Rights
Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of our common stock are entitled to receive dividends when and as declared by our board of directors from funds legally available therefore and are entitled, in the event of a liquidation, to share ratably in all assets remaining paid after payment of liquidation
Other Rights
The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.
Anti-Takeover Provisions
Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.
Certificate of Incorporation and Bylaws
Our Certificate of Incorporation and our Bylaws:

•	authorize our board of directors to establish one or more series or classes of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	do not authorize cumulative voting;

•	do not authorize stockholders to call special meetings of the stockholders or fill vacancies on the board of directors;

•	authorize the Board to alter, amend or repeal our Bylaws or adopt new Bylaws; and

•	provide an advanced written notice procedure with respect to stockholder proposals and stockholder nomination of candidates for election as directors.

Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law, which regulates, subject to some exceptions, acquisitions of publicly-held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

•
upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving us and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of our assets;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.
In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.